UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 19, 2009

Bowne & Co., Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-05842	13-2618477
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 Water Street, New York, New York		10041
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-924-5500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

The Company announced today on its 2008 year end earnings call that it has received commitments from its existing bank group to amend its $150 million credit facility and extend the facility’s maturity to May 2011.

The amended facility will be structured as an asset-based loan and will be comprised primarily of a revolving credit facility with a small term loan component, for an aggregate facility size of $150 million, thereby maintaining the size of the existing facility. The interest on the amended facility will be priced at LIBOR plus 400 to 450 basis points.

Based upon current LIBOR rates, the Company anticipates that the annual interest rate on the amended facility will not be significantly greater in comparison to the annual interest rate on its previous debt structure, given the fact that its $75 million convertible subordinated debentures (which have been substantially repaid) carried interest at a 5% annual coupon rate.

The amendment and extension of the facility will be subject to the satisfaction of customary closing conditions, and the Company expects it will be finalized shortly. Additional details of the amended and extended credit facility will be disclosed at that time.

A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bowne & Co., Inc.

March 19, 2009	By:	/s/ John J. Walker

Name: John J. Walker
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 19, 2009